Exhibit 4.2

CERTIFICATE OF DESIGNATIONS

OF

ADJUSTABLE RATE NON-CUMULATIVE PREFERRED STOCK, SERIES G

OF

BANK OF AMERICA CORPORATION

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Bank of America Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. At a meeting duly convened and held on April 26, 2006, the Board of Directors of the Corporation (the “Board”) duly adopted resolutions (a) authorizing the issuance and sale by the Corporation of one or more series of the Corporation’s preferred stock, and (b) appointing a Committee (the “Committee”) of the Board to act on behalf of the Board in establishing the number of authorized shares, the dividend rate and other powers, designations, preferences and rights of the preferred stock.

2. Thereafter, on February 12, 2007, the Committee duly adopted the following resolution by written consent:

“RESOLVED, that the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Corporation’s Adjustable Rate Non-Cumulative Preferred Stock, Series G, including those established by the Board and the number of authorized shares and dividend rate established hereby, are authorized and approved as set forth in Exhibit A hereto, which is incorporated herein by reference.”

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its duly authorized officer this 15th day of February, 2007.

BANK OF AMERICA CORPORATION

/s/ TERESA M. BRENNER
Name:	Teresa M. Brenner
Title:	Associate General Counsel

EXHIBIT A

TO

CERTIFICATE OF DESIGNATIONS

OF

ADJUSTABLE RATE NON-CUMULATIVE PREFERRED STOCK, SERIES G

OF

BANK OF AMERICA CORPORATION

Section 1. Designation. The designation of the series of preferred stock shall be “Adjustable Rate Non-Cumulative Preferred Stock, Series G” (the “Series G Preferred Stock”). Each share of Series G Preferred Stock shall be identical in all respects to every other share of Series G Preferred Stock. Series G Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2. Number of Shares. The number of authorized shares of Series G Preferred Stock shall be 8,501. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series G Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors of the Corporation, the Committee or any other duly authorized committee of the Board of Directors of the Corporation and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series G Preferred Stock.

Section 3. Definitions. As used herein with respect to Series G Preferred Stock:

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York or in Charlotte, North Carolina.

“Calculation Agent” shall mean The Bank of New York Trust Company, N.A., or such other bank or entity as may be appointed by the Corporation to act as calculation agent for the Series G Preferred Stock.

“Depositary Company” shall have the meaning set forth in Section 6(d) hereof.

“Dividend Determination Date” shall have the meaning set forth below in the definition of “Three-Month LIBOR.”

“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.

“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.

“DTC” means The Depository Trust Company, together with its successors and assigns.

“Junior Stock” means the Corporation’s common stock and any other class or series of stock of the Corporation now existing or hereafter authorized over which Series G Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England.

“Parity Stock” means (a) the Corporation’s 7% Cumulative Redeemable Preferred Stock, Series B, (b) the Corporation’s 6.204% Non-Cumulative Preferred Stock, Series D, (c) the Corporation’s Floating Rate Non-Cumulative Preferred Stock, Series E, (d) the Corporation’s Floating Rate Non-Cumulative Preferred Stock, Series F and (e) any other class or series of stock of the Corporation hereafter authorized that ranks on a par with the Series G Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Senior Stock” means any class or series of stock of the Corporation now existing or hereafter authorized which has preference or priority over the Series G Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Series G Preferred Stock” shall have the meaning set forth in Section 1 hereof.

“Telerate Page 3750” means the display page so designated on the Moneyline/Telerate Service (or any other page as may replace that page on that service, or any other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered Rate for U.S. dollar deposits).

“Three-Month LIBOR” means, with respect to any Dividend Period, the offered rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Dividend Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time) on the second London Banking Day immediately preceding the first day of that Dividend Period (the “Dividend Determination Date”). If such rate does not appear on Telerate Page 3750, Three-Month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Corporation, at approximately 11:00 a.m., London time on the second London Banking Day immediately preceding the first day of that Dividend Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of such quotations. If fewer than two quotations are provided, Three-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of the rates quoted by three major banks in New York City selected by the Corporation, at approximately 11:00 a.m., New York City time, on the first day of that Dividend Period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Corporation to provide quotations are not quoting as described above, Three-Month LIBOR for that Dividend Period will be the same as Three-Month LIBOR as determined for the previous Dividend Period, or in the case of the first Dividend Period, the most recent rate that could have been determined in accordance with the first sentence of this paragraph had Series G Preferred Stock been outstanding. The Calculation Agent’s establishment of Three-Month LIBOR and calculation of the amount of dividends for each Dividend Period will be on file at the principal offices of the Corporation, will be made available to any holder of Series G Preferred Stock upon request and will be final and binding in the absence of manifest error.

Section 4. Dividends.

(a) Rate. Holders of Series G Preferred Stock shall be entitled to receive, if, as and when declared by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of $100,000 per share of Series G Preferred Stock, and no more, payable as follows: (i) if the Series G Preferred Stock is issued prior to March 15, 2012, semi-annually in arrears on each March 15 and September 15 through March 15, 2012; and (ii) from and including the later of March 15, 2012 and the date of issuance, quarterly in arrears on each March 15, June 15, September 15 and December 15; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, unless that day falls in the next calendar year, in which case payment of such dividend will occur on the immediately preceding Business Day (in either case, without any interest or other payment in respect of such delay) (each such day on which dividends are payable a “Dividend Payment Date”). The period from and including the date of issuance of the Series G Preferred Stock or any Dividend Payment Date to but excluding the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series G Preferred Stock will accrue on the liquidation preference of $100,000 per share for each Dividend Period (1) from the date of issuance to, but excluding, the Dividend Payment Date in March 2012 (if issued prior to that date) at a rate per annum equal to 5.63% and (2) thereafter at a rate per annum equal to the greater of (x) Three-Month LIBOR plus a spread of 0.40% and (y) 4.00%. The record date for payment of dividends on the Series G Preferred Stock shall be the last Business Day of the calendar month immediately preceding the month during which the Dividend Payment Date falls. The amount of dividends payable shall be computed on the basis of a 360-day year and the actual number of days elapsed in a Dividend Period.

(b) Non-Cumulative Dividends. Dividends on shares of Series G Preferred Stock shall be non-cumulative. To the extent that any dividends payable on the shares of Series G Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable and the Corporation shall have no obligation to pay, and the holders of

Series G Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series G Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation.

(c) Priority of Dividends. So long as any share of Series G Preferred Stock remains outstanding, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in shares of Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Junior Stock by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series G Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, in each case unless full dividends on all outstanding shares of Series G Preferred Stock for the then-current Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. The foregoing limitations do not apply to purchases or acquisitions of the Corporation’s Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted. Subject to the succeeding sentence, for so long as any shares of Series G Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Stock for any period unless full dividends on all outstanding shares of Series G Preferred Stock for the then-current Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. To the extent the Corporation declares dividends on the Series G Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the holders of the shares of Series G Preferred Stock and the holders of any Parity Stock. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the then-current dividend payments due on the shares of Series G Preferred Stock and the aggregate of the current and accrued dividends due on the Parity Stock. No interest will be payable in respect of any dividend payment on shares of Series G Preferred Stock that may be in arrears. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may be declared and paid on any Junior Stock from time to time out of any assets legally available therefor, and the shares of Series G Preferred Stock shall not be entitled to participate in any such dividend.

Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series G Preferred Stock shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series G Preferred Stock upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $100,000 per share, plus any dividends which have been declared but not yet paid, without accumulation of any undeclared dividends, to the date of liquidation. The holders of Series G Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

(b) Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all holders of Series G Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series G Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences plus any dividends which have been declared but not yet paid of Series G Preferred Stock and all such Parity Stock.

(c) Residual Distributions. If the liquidation preference plus any dividends which have been declared but not yet paid has been paid in full to all holders of Series G Preferred Stock and all holders of any Parity Stock, then the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 6. Redemption.

(a) Optional Redemption. The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors of the Corporation, may redeem out of funds legally available therefor, in whole or in part, the shares of Series G Preferred Stock at the time outstanding, at any time on or after the later of March 15, 2012 and the date of original issuance of the Series G Preferred Stock, upon notice given as provided in Section 6(b) below. The redemption price for shares of Series G Preferred Stock shall be $100,000 per share plus dividends that have been declared but not paid plus accrued and unpaid dividends for the then-current Dividend Period to the redemption date.

(b) Notice of Redemption. Notice of every redemption of shares of Series G Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least 15 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series G Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series G Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series G Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. Notwithstanding the foregoing, if the Series G Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC.

(c) Partial Redemption. In case of any redemption of only part of the shares of Series G Preferred Stock at the time outstanding, the shares of Series G Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series G Preferred Stock in proportion to the number of Series G Preferred Stock held by such holders or by lot or in such other manner as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors of the Corporation, the Committee or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series G Preferred Stock shall be redeemed from time to time.

(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

Section 7. Voting Rights. The holders of the Series G Preferred Stock will have no voting rights and will not be entitled to elect any directors, except as expressly provided by law.

Section 8. Preemption and Conversion. The holders of Series G Preferred Stock shall not have any rights of preemption or rights to convert such Series G Preferred Stock into shares of any other class of capital stock of the Corporation.

Section 9. Rank. Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designations to the contrary, the Board of Directors of the Corporation, the Committee or any authorized committee of the Board of Directors of the Corporation, without the vote of the holders of the Series G Preferred Stock, may authorize and issue additional shares of Junior Stock, Parity Stock or any class or series of Senior Stock or any other securities ranking senior to the Series G Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 10. Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series G Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 11. Unissued or Reacquired Shares. Shares of Series G Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12. No Sinking Fund. Shares of Series G Preferred Stock are not subject to the operation of a sinking fund.

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